Exhibit 99.B(d)(21)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Neuberger Berman Management LLC

As of December 14, 2009, April 6, 2010 and September 16, 2013

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	Neuberger Berman Management LLC

By:	By:

/s/ Stephen Beinhacker	/s/ Robert Conti

Name:	Name:

Stephen Beinhacker	Robert Conti

Title:	Title:

Vice President	Managing Director